UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2011

‘mktg, inc.’
(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

75 Ninth Avenue, New York, New York 10011
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (212) 366-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 23, 2011, ‘mktg, inc.’ (the “Company”) entered into a Loan and Security Agreement with TD Bank, N.A. (the “Bank”), pursuant to which it was provided with a $4.0 million revolving credit facility (the “Credit Facility”). Borrowings under the Credit Facility are secured by substantially all of Company’s assets, including $500,000 of cash collateral that was deposited in a blocked account maintained with the Bank, and have been guaranteed by the Company’s subsidiaries.

Pursuant to the Loan Agreement, among other things:

•	All outstanding loans will become due on November 23, 2012, provided that following the Company’s request, the Bank may in its sole discretion agree to one year extensions of the maturity date.

•	Interest accrues on outstanding loans at a per annum rate equal to the greater of (i) 4.0%, and (ii) the Bank’s prime rate as from time to time in effect plus one percent.

•
Aggregate loans outstanding at any time are limited to a borrowing base equal to 80% of the Company’s eligible accounts receivable, as determined by the Bank, provided that the advance rate is limited to 50% with respect to accounts receivable from customers of the Company whose receivables constitute more than 50% of the Company’s receivables in the aggregate.

•
The Company is required to comply with a number of affirmative, negative and financial covenants. Among other things, these covenants restrict the Company’s ability to pay dividends, provide that the Company’s debt service coverage ratio (as determined pursuant to the Loan Agreement) cannot be less than 1.25 to 1.0 as of the end of any fiscal year, and require that the Company have immediately available cash at all times, including borrowings under the Credit Facility, of at least $3 million.

If the Company does not comply with the financial and other covenants and requirements of the Loan Agreement, the Bank may, subject to various cure rights, require the immediate payment of all amounts outstanding under the Loan Agreement.

Upon the closing of the Credit Facility, the Company paid a $30,000 commitment fee to the Bank plus its legal costs and expenses.

In connection with the Loan Agreement, the holders of the Company’s Series D Preferred Stock entered into a Standstill Agreement with the Bank under which such stockholders have agreed not to exercise any rights they may have to cause the Company to redeem their shares of Series D Preferred Stock prior to December 15, 2015 (or such earlier date as the Credit Facility is terminated), other than upon a change of control or liquidation event of the Company.

The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of the Loan Agreement and Standstill Agreement, which have been filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 1.02.	Termination of a Material Definitive Agreement.

In conjunction with obtaining the Credit Facility, the Company repaid in full the remaining $2 million of principal, plus accrued interest, outstanding under its Senior Secured Notes. The Senior Secured Notes accrued interest at the rate of 12.5% per annum prior to their repayment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Loan Agreement under Item 1.01 above is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

As disclosed under Item 1.01 above, the Loan Agreement prohibits the payment of dividends or distributions to the holders of the Company’s Common Stock.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit 10.1	Loan and Security Agreement, dated as of November 23, 2011, by and among ‘mktg, inc.’ and TD Bank, N.A.

Exhibit 10.2	Standstill Agreement, dated as of November 23, 2011, by and among ‘mktg, inc.,’ TD Bank, N.A. and the holders of the Company’s Series D Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 28, 2011.

‘mktg, inc.’

By:	/s/ Paul Trager
Paul Trager,
Chief Financial Officer

EXHIBIT INDEX

No.	Description

Exhibit 10.1	Loan and Security Agreement, dated as of November 23, 2011, by and among ‘mktg, inc.’ and TD Bank, N.A.

Exhibit 10.2	Standstill Agreement, dated as of November 23, 2011, by and among ‘mktg, inc.,’ TD Bank, N.A. and the holders of the Company’s Series D Preferred Stock.